Exhibit 99.1

Media Relations: Jeanmarie McFadden 212-761-2433	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports Second Quarter 2012:

●	Net Revenues of $7.0 Billion and Income from Continuing Operations of $0.28 per Diluted Share

●	Excluding DVA,1 Net Revenues were $6.6 Billion and Income from Continuing Operations was $0.16 per Diluted Share2, 3

●	Ranked #1 in Global IPOs and #2 in Global Announced M&A; Improved Profitability in Global Wealth Management

NEW YORK, July 19, 2012 – Morgan Stanley (NYSE: MS) today reported net revenues of $7.0 billion for the second quarter ended June 30, 2012 compared with $9.2 billion a year ago.  For the current quarter, income from continuing operations applicable to Morgan Stanley was $563 million, or $0.28 per diluted share,4  compared with income of $1.2 billion, or a loss of $0.36 per diluted share,4 for the same period a year ago.  The earnings per share calculation for the prior year second quarter included a negative adjustment of approximately $1.7 billion, or $1.02 per diluted share, related to the conversion of the Firm’s Series B Preferred Stock held by Mitsubishi UFJ Financial Group, Inc. (MUFG) into common stock.

Results for the quarter included positive revenue of $350 million compared with $244 million a year ago related to changes in Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustment, DVA).1

Excluding DVA, net revenues for the current quarter were $6.6 billion compared with $9.0 billion a year ago and income from continuing operations applicable to Morgan Stanley was $338 million, or $0.16 per diluted share, compared with income of $1.1 billion, or a loss of $0.46 a year ago.2, 4, 5

Compensation expense of $3.6 billion declined from $4.6 billion a year ago.  Non-compensation expenses of $2.4 billion decreased from $2.6 billion a year ago.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $0.29 per diluted share, compared with a net loss of $0.38 per diluted share in the second quarter of 2011.6

Summary of Firm Results (dollars in millions)
	As Reported		Excluding DVA (2), (3)
	Net	MS Earnings	Net	MS Earnings
	Revenues	Cont. Ops (1)	Revenues	Cont. Ops (1)
2Q 2012	$6,953	$536	$6,603	$312
1Q 2012	$6,935	($103)	$8,913	$1,344
2Q 2011	$9,207	($530)	$8,963	($679)

(1) Represents income (loss) from continuing operations applicable to Morgan Stanley common shareholders less preferred dividends.
(2) Net revenues for 2Q 2012, 1Q 2012 and 2Q 2011 exclude positive (negative) revenue from DVA of $350 million, ($1,978) million and $244 million, respectively.
(3) Earnings / (loss) from continuing operations applicable to Morgan Stanley common shareholders for 2Q 2012, 1Q 2012 and 2Q 2011 excludes after tax DVA impact of $225 million, ($1,454) million and $149 million, respectively.

Business Overview

●
Global Wealth Management Group net revenues were $3.3 billion despite the challenging markets.  The pre-tax margin for the current quarter was 12% compared with 9% a year ago.  Discontinued operations included a pre-tax gain of $108 million from the previously announced sale of Quilter & Co. Ltd. (Quilter) in the U.K.  Global fee based asset flows were $4.1 billion.  On June 1, 2012, the Firm advised Citigroup Inc. of its intention to exercise its right to purchase an additional 14% of Morgan Stanley Smith Barney (MSSB).

●	Investment Banking revenues were $884 million. The Firm ranked #1 in global IPOs, #2 in global announced M&A and #3 in global Equity.7

●
Sales and trading net revenues were $2.3 billion, or $1.9 billion excluding DVA.8  Fixed Income and Commodities and Equity sales and trading net revenues reflected the challenging global market environment with reduced levels of client activity.

●	Asset Management reported net revenues of $456 million and assets under management or supervision of $311 billion and positive net flows of $13.1 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “Although global economic uncertainty remains a headwind, we are proactively positioning the Firm for success.  Our businesses showed resilience in key areas during the quarter, and we made progress against strategic goals.  Despite muted volumes, Investment Banking maintained its industry-leading rankings.  In Global Wealth Management, we increased our pre-tax margin to 12 percent in an environment marked by investor caution, and we integrated substantially all of our technology systems, which should bring additional value to our clients.  We continue to be focused on taking the necessary steps to deliver strong returns for our shareholders.”

Summary of Institutional Securities Results (dollars in millions)
	As Reported		Excluding DVA (1)
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income
2Q 2012	$3,234	$508	$2,884	$158
1Q 2012	$3,023	($312)	$5,001	$1,666
2Q 2011	$5,159	$1,485	$4,915	$1,241

(1) Net revenues and pre-tax income for 2Q 2012, 1Q 2012 and 2Q 2011 exclude positive (negative) revenue from DVA of $350 million, ($1,978) million and $244 million, respectively.

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $508 million compared with pre-tax income of $1.5 billion in the second quarter of last year.  Net revenues for the current quarter were $3.2 billion compared with $5.2 billion a year ago.  DVA resulted in positive revenue of $350 million in the current quarter compared with $244 million a year ago.  The following discussion for sales and trading excludes DVA.

●
Advisory revenues were $263 million compared with $533 million a year ago on lower levels of market activity.  Fixed income and equity underwriting revenues were $621 million compared with $940 million a year ago primarily reflecting lower market volume.

●
Fixed income and commodities sales and trading net revenues were $770 million compared with $1.9 billion a year ago.  The decrease in net revenues from last year’s second quarter reflected reduced levels of client activity across geographies and most products.8

●	Equity sales and trading net revenues were $1.1 billion compared with $1.8 billion in the prior year quarter primarily reflecting lower results in the derivatives and cash businesses.8

●
Other sales and trading net losses were $11 million compared with losses of $507 million in last year’s second quarter reflecting gains on hedges associated with corporate lending activity and the net positive impact of $76 million representing an out of period gain of $300 million on the incorrect application of hedge accounting on certain derivative contracts previously designated as net investment hedges of certain foreign, non-U.S. dollar denominated subsidiaries, partially offset by a loss of $224 million resulting from fair value changes within the quarter of the related derivative positions not qualifying for net investment hedge accounting.9

●
Compensation expense was $1.4 billion compared with $2.2 billion a year ago.  The current quarter reflects an adjustment of approximately $160 million to reduce previously accrued discretionary above base compensation due to an updated 2012 financial outlook.  The reported compensation to net revenue ratio was 44%; excluding DVA, this ratio was 49%.10  Non-compensation expenses were $1.3 billion compared with $1.5 billion a year ago.

●
Morgan Stanley’s average trading Value-at-Risk measured at the 95% confidence level was $91 million compared with $84 million in the first quarter of 2012 and $145 million in the second quarter of the prior year.

Summary of Global Wealth Management Group Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
2Q 2012	$3,305	$393
1Q 2012	$3,414	$387
2Q 2011	$3,440	$317

GLOBAL WEALTH MANAGEMENT GROUP

Global Wealth Management Group reported pre-tax income from continuing operations of $393 million compared with $317 million in the second quarter of last year.  Net revenues for the current quarter were $3.3 billion compared to $3.4 billion a year ago.  The quarter’s pre-tax margin was 12%.11  Aggregate pre-tax income, which included pre-tax income from continuing operations and the pre-tax gain in discontinued operations related to the sale of Quilter, was $420 million after the noncontrolling interest allocation to Citigroup Inc.12, 13

●	Asset management fee revenues of $1.9 billion increased from $1.8 billion a year ago primarily reflecting an increase in fee based assets.

●	Transactional revenues14 of $976 million declined from $1.2 billion a year ago primarily reflecting reduced commissions and fees from lower levels of client activity.

●	Compensation expense for the current quarter was $2.0 billion with a compensation to net revenue ratio of 60%. Non-compensation expenses of $918 million decreased from $991 million a year ago.

●
Total client assets were $1.7 trillion at quarter end.  Client assets in fee-based accounts were $526 billion, or 31% of total client assets.  Global fee based asset flows for the quarter were $4.1 billion.

●	The 16,934 global representatives at quarter end achieved average annualized revenue per global representative of $775,000. Total client assets per global representative were $101 million.

Summary of Asset Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
2Q 2012	$456	$43
1Q 2012	$533	$128
2Q 2011	$636	$168

ASSET MANAGEMENT

Asset Management reported pre-tax income from continuing operations of $43 million compared with $168 million in last year’s second quarter.15  Income after the noncontrolling interest allocation and before taxes was $20 million.

●
Net revenues of $456 million decreased from $636 million a year ago as results in the Traditional Asset Management business were primarily offset by losses on principal investments in the Merchant Banking business compared with gains in the prior year quarter and lower gains on principal investments in the Real Estate Investing business.16

●	Compensation expense for the current quarter was $214 million with a compensation to net revenue ratio of 47%. Non-compensation expenses of $199 million increased from $188 million a year ago.

●
Assets under management or supervision at June 30, 2012 of $311 billion increased from $296 billion a year ago.  The increase primarily reflected net customer inflows in Morgan Stanley’s liquidity and alternatives funds, partly offset by market depreciation.  The business recorded strong net flows of $13.1 billion in the current quarter, including approximately $4.5 billion related to the conversion of MSSB client balances into liquidity funds.

CAPITAL

Morgan Stanley’s Tier 1 capital ratio under Basel I was approximately 17.1% and Tier 1 common ratio was approximately 13.5% at June 30, 2012.17

At June 30, 2012, book value and tangible book value per common share were $31.02 and $27.70,18 respectively, based on approximately 2.0 billion shares outstanding.

OTHER MATTERS

As a result of a rating agency downgrade of the Firm’s long-term credit rating in June, the amount of additional collateral requirements or other payments that could be called by counterparties, exchanges or clearing organizations under the terms of certain OTC trading agreements and certain other agreements was approximately $6.3 billion, of which $2.9 billion was called and posted at June 30, 2012.

The effective tax rate from continuing operations for the current quarter was 24.0%.

The Firm declared a $0.05 quarterly dividend per common share.  The dividend is payable on August 15, 2012 to common shareholders of record on July 31, 2012.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A, each of the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q, including “Risk Factors” in Part II, Item 1A therein, and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of Morgan Stanley’s long-term and short-term borrowings resulting from fluctuations in its credit spreads and other credit factors (commonly referred to as “DVA”).

2 Income (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period to period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of income (loss) per diluted share from continuing operations applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (shares and DVA are presented in millions):

	2Q 2012	2Q 2011
Income (loss) per diluted share applicable to MS – Non-GAAP	$0.16	$(0.46)
DVA impact - 2Q12 DVA of $350, net of tax of $125	$0.12	$0.10
Income (loss) per diluted share applicable to MS – GAAP	$0.28	$(0.36)

Average diluted shares – Non-GAAP	1,912	1,464
DVA impact	0	0
Average diluted shares – GAAP	1,912	1,464

3 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference with such comparable GAAP financial measure.

4 Includes preferred dividends and other adjustments related to the calculation of earnings per share of approximately $27 million for the quarter ended June 30, 2012 and $1.8 billion for the quarter ended June 30, 2011.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

5 Income (loss) applicable to Morgan Stanley, excluding DVA, is a non-GAAP financial measure that the Firm considers useful for investors to allow for better comparability of period to period operating performance. The reconciliation of income (loss) from continuing operations applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	2Q 2012	1Q 2012	2Q 2011
Income (loss) applicable to MS – Non-GAAP	$338	$1,376	$1,072
DVA impact - 2Q12 DVA of $350, net of tax of $125	$225	$(1,454)	$149
Income (loss) applicable to MS – GAAP	$563	$(78)	$1,221

6 Discontinued operations for the current quarter reflected a pre-tax gain of $108 million ($73 million after tax) and other operating income related to Quilter (reported in the Global Wealth Management business segment) and operating results related to Saxon (reported in the Institutional Securities business segment).

7 Source: Thomson Reuters – for the period of January 1, 2012 to June 30, 2012 as of July 3, 2012.

8 Sales & Trading net revenues, including Fixed Income and Commodities (FIC) and Equity Sales & Trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period to period operating performance.  The reconciliation of Sales & Trading, including FIC and Equity Sales & Trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	2Q 2012	2Q 2011
Sales & Trading – Non-GAAP	$1,903	$3,200
DVA impact	$350	$244
Sales & Trading – GAAP	$2,253	$3,444

FIC Sales & Trading – Non-GAAP	$770	$1,906
DVA impact	$276	$192
FIC Sales & Trading – GAAP	$1,046	$2,098

Equity Sales & Trading – Non-GAAP	$1,144	$1,801
DVA impact	$74	$52
Equity Sales & Trading – GAAP	$1,218	$1,853

9 The Firm recognized an out of period pre-tax gain of approximately $300 million in Institutional Securities’ Other Sales and Trading net revenues for the quarter ended June 30, 2012, related to the reversal of amounts recorded in cumulative other comprehensive income due to the incorrect application of hedge accounting on certain derivative contracts previously designated as net investment hedges of certain foreign, non-U.S. dollar denominated subsidiaries.  This amount included a pre-tax gain of approximately $191 million related to the quarter ended March 31, 2012, with the remainder impacting prior periods.  The Firm has evaluated the effects of the incorrect application of hedge accounting, both qualitatively and quantitatively, and concluded that it did not have a material impact on any prior annual or quarterly consolidated results.  In addition, the Firm has recognized a partially offsetting pre-tax loss of approximately $224 million for the quarter ended June 30, 2012, resulting from fair value changes within the quarter of the related derivative positions not qualifying for net investment hedge accounting.

10 The compensation to net revenue ratio is calculated as compensation expense of $1,425 million divided by net revenues of $3,234 million.  Excluding DVA, the denominator is decreased by $350 million.  The compensation to net revenue ratio excluding DVA is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.

11 Pre-tax margin is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes, divided by net revenues.

12 Morgan Stanley owns 51% of MSSB, which is consolidated.  The results related to the 49% interest retained by Citigroup Inc. are reported in net income (loss) applicable to noncontrolling interests on page 9 of Morgan Stanley’s Financial Supplement accompanying this release.

13 The aggregate pre-tax income from continuing operations, including the pre-tax gain from the sale of Quilter in discontinued operations, after the noncontrolling interest allocation to Citigroup Inc., is a non-GAAP measure that the Firm considers useful for investors to better understand the components of net income applicable to Morgan Stanley.

14 Transactional revenues include investment banking, principal transactions - trading and commissions and fee revenues.

15 Results for the second quarter of 2012 and 2011 included pre-tax income of $22 million and $91 million, respectively, related to principal investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to noncontrolling interests on page 11 of Morgan Stanley’s Financial Supplement accompanying this release.

16 Results for the current quarter included gains of $24 million compared with gains of $95 million in the prior year second quarter related to principal investments held by certain consolidated real estate funds.

17 The Firm calculates its Tier 1 capital ratio and risk-weighted assets in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  In accordance with the Federal Reserve Board’s definition, Tier 1 common capital is defined as Tier 1 capital less non-common elements in Tier 1 capital, including perpetual preferred stock and related surplus, minority interest in subsidiaries, trust preferred securities and mandatory convertible preferred securities.  These computations are preliminary estimates as of July 19, 2012 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

18 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction and includes only the Firm’s share of MSSB’s goodwill and intangible assets.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2012	Mar 31, 2012	June 30, 2011	Mar 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011	Change
Net revenues
Institutional Securities	$3,234	$3,023	$5,159	7%	(37%)	$6,257	$8,727	(28%)
Global Wealth Management Group	3,305	3,414	3,440	(3%)	(4%)	6,719	6,844	(2%)
Asset Management	456	533	636	(14%)	(28%)	989	1,258	(21%)
Intersegment Eliminations	(42)	(35)	(28)	(20%)	(50%)	(77)	(48)	(60%)
Consolidated net revenues	$6,953	$6,935	$9,207	--	(24%)	$13,888	$16,781	(17%)

Income (loss) from continuing operations before tax
Institutional Securities	$508	$(312)	$1,485	*	(66%)	$196	$1,917	(90%)
Global Wealth Management Group	393	387	317	2%	24%	780	661	18%
Asset Management	43	128	168	(66%)	(74%)	171	293	(42%)
Intersegment Eliminations	(4)	0	0	*	*	(4)	0	*
Consolidated income (loss) from continuing operations before tax	$940	$203	$1,970	*	(52%)	$1,143	$2,871	(60%)

Income (loss) applicable to Morgan Stanley
Institutional Securities	$381	$(296)	$1,021	*	(63%)	$85	$1,755	(95%)
Global Wealth Management Group	172	193	178	(11%)	(3%)	365	360	1%
Asset Management	14	25	22	(44%)	(36%)	39	90	(57%)
Intersegment Eliminations	(4)	0	0	*	*	(4)	0	*
Consolidated income (loss) applicable to Morgan Stanley	$563	$(78)	$1,221	*	(54%)	$485	$2,205	(78%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$564	$(119)	$(558)	*	*	$446	$188	137%

Earnings per basic share:
Income from continuing operations	$0.28	$(0.05)	$(0.36)	*	*	$0.23	$0.16	44%
Discontinued operations	$0.02	$(0.01)	$(0.02)	*	*	$0.01	$(0.03)	*
Earnings per basic share	$0.30	$(0.06)	$(0.38)	*	*	$0.24	$0.13	85%

Earnings per diluted share:
Income from continuing operations	$0.28	$(0.05)	$(0.36)	*	*	$0.23	$0.16	44%
Discontinued operations	$0.01	$(0.01)	$(0.02)	*	*	$-	$(0.03)	*
Earnings per diluted share	$0.29	$(0.06)	$(0.38)	*	*	$0.23	$0.13	77%

Financial Metrics:
Return on average common equity
from continuing operations	3.5%	*	*			1.4%	1.0%
Return on average common equity	3.7%	*	*			1.5%	0.8%

Tier 1 common capital ratio	13.5%	13.3%	11.4%
Tier 1 capital ratio	17.1%	16.8%	14.5%

Book value per common share	$31.02	$30.74	$30.17
Tangible book value per common share	$27.70	$27.37	$26.61

Notes:	-
Results for the quarters ended June 30, 2012, March 31, 2012 and June 30, 2011, include positive (negative) revenue of $350 million, $(1,978) million and $244 million, respectively, related to the movement in Morgan Stanley's credit spreads and other credit factors on certain long-term and short-term debt (Debt Valuation Adjustment, DVA).

-
Income (loss) applicable to Morgan Stanley represents income (loss) from continuing operations, adjusted for the portion of net income (loss) applicable to noncontrolling interests related to continuing operations. For the quarter ended June 30, 2012, net income (loss) applicable to noncontrolling interests includes $8 million reported as a gain in discontinued operations.

-
The return on average common equity and tangible book value per common share are non-GAAP measures that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance and capital adequacy.

	-	Tier 1 common capital ratio equals Tier 1 common equity divided by Risk Weighted Assets (RWA).
	-	Tier 1 capital ratio equals Tier 1 capital divided by RWA.
	-	Book value per common share equals common equity divided by period end common shares outstanding.
	-	Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
	-	See page 4 of the financial supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2012	Mar 31, 2012	June 30, 2011	Mar 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011	Change
Revenues:
Investment banking	$1,104	$1,063	$1,695	4%	(35%)	$2,167	$2,909	(26%)
Principal transactions:
Trading	2,469	2,407	3,484	3%	(29%)	4,876	6,461	(25%)
Investments	63	85	402	(26%)	(84%)	148	731	(80%)
Commissions and fees	1,040	1,177	1,283	(12%)	(19%)	2,217	2,722	(19%)
Asset management, distribution and admin. fees	2,268	2,152	2,174	5%	4%	4,420	4,257	4%
Other	170	110	237	55%	(28%)	280	(237)	*
Total non-interest revenues	7,114	6,994	9,275	2%	(23%)	14,108	16,843	(16%)

Interest income	1,323	1,542	1,961	(14%)	(33%)	2,865	3,820	(25%)
Interest expense	1,484	1,601	2,029	(7%)	(27%)	3,085	3,882	(21%)
Net interest	(161)	(59)	(68)	(173%)	(137%)	(220)	(62)	*
Net revenues	6,953	6,935	9,207	--	(24%)	13,888	16,781	(17%)

Non-interest expenses:
Compensation and benefits	3,633	4,431	4,622	(18%)	(21%)	8,064	8,907	(9%)

Non-compensation expenses:
Occupancy and equipment	380	392	395	(3%)	(4%)	772	792	(3%)
Brokerage, clearing and exchange fees	405	403	410	--	(1%)	808	811	--
Information processing and communications	487	459	444	6%	10%	946	884	7%
Marketing and business development	156	146	151	7%	3%	302	293	3%
Professional services	478	412	467	16%	2%	890	870	2%
Other	474	489	748	(3%)	(37%)	963	1,353	(29%)
Total non-compensation expenses	2,380	2,301	2,615	3%	(9%)	4,681	5,003	(6%)

Total non-interest expenses	6,013	6,732	7,237	(11%)	(17%)	12,745	13,910	(8%)

Income (loss) from continuing operations before taxes	940	203	1,970	*	(52%)	1,143	2,871	(60%)
Income tax provision / (benefit) from continuing operations	226	54	538	*	(58%)	280	294	(5%)
Income (loss) from continuing operations	714	149	1,432	*	(50%)	863	2,577	(67%)
Gain (loss) from discontinued operations after tax	36	(15)	(26)	*	*	21	(41)	*
Net income (loss)	$750	$134	$1,406	*	(47%)	$884	$2,536	(65%)
Net income (loss) applicable to noncontrolling interests	159	228	213	(30%)	(25%)	387	375	3%
Net income (loss) applicable to Morgan Stanley	591	(94)	1,193	*	(50%)	497	2,161	(77%)
Preferred stock dividend / Other	27	25	1,751	8%	(98%)	51	1,973	(97%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$564	$(119)	$(558)	*	*	$446	$188	137%

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	563	(78)	1,221	*	(54%)	485	2,205	(78%)
Gain (loss) from discontinued operations after tax	28	(16)	(28)	*	*	12	(44)	*
Net income (loss) applicable to Morgan Stanley	$591	$(94)	$1,193	*	(50%)	$497	$2,161	(77%)

Pre-tax profit margin	14%	3%	21%			8%	17%
Compensation and benefits as a % of net revenues	52%	64%	50%			58%	53%
Non-compensation expenses as a % of net revenues	34%	33%	28%			34%	30%
Effective tax rate from continuing operations	24.0%	26.5%	27.3%			24.5%	10.2%

Notes:	-
Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.  Percentages represent income from continuing operations before income taxes as a percentage of net revenues.

-
For the quarter ended June 30, 2012, discontinued operations included operating results related to Saxon (reported in Institutional Securities segment) and a pre-tax gain of $108 million ($73 million after-tax) and other operating income related to the sale of Quilter & Co. Ltd. (Quilter) (reported in the Global Wealth Management business segment).

-
For the quarter ended March 31, 2012, discontinued operations primarily reflected an after-tax loss related to the first phase of the previously announced disposition of Saxon and the operating results of Quilter.

-
The quarter ended June 30, 2011, preferred stock dividend/other included a one-time negative adjustment of approximately $1.7 billion related to the conversion of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock held by Mitsubishi UFJ Financial Group, Inc. (MUFG), into Morgan Stanley common stock (MUFG conversion).

	-	Preferred stock dividend / other includes allocation of earnings to Participating Restricted Stock Units (RSUs).

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2012	Mar 31, 2012	June 30, 2011	Mar 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011	Change

Income (loss) from continuing operations	$714	$149	$1,432	*	(50%)	$863	$2,577	(67%)
Net income (loss) from continuing operations applicable to noncontrolling interest	151	227	211	(33%)	(28%)	378	372	2%
Income from continuing operations applicable to Morgan Stanley	563	(78)	1,221	*	(54%)	485	2,205	(78%)
Less: Preferred Dividends	(24)	(24)	(24)	--	--	(48)	(244)	80%
Less: MUFG preferred stock conversion	-	-	(1,726)	--	*	-	(1,726)	*
Income from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	539	(102)	(529)	*	*	437	235	86%

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	3	1	1	200%	200%	3	4	(25%)
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$536	$(103)	$(530)	*	*	$434	$231	88%

Gain (loss) from discontinued operations after tax	36	(15)	(26)	*	*	21	(41)	*
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	8	1	2	*	*	9	3	200%
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	28	(16)	(28)	*	*	12	(44)	*
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	1	*
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	28	(16)	(28)	*	*	12	(43)	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$564	$(119)	$(558)	*	*	$446	$188	137%

Average basic common shares outstanding (millions)	1,885	1,877	1,464	--	29%	1,881	1,460	29%

Earnings per basic share:
Income from continuing operations	$0.28	$(0.05)	$(0.36)	*	*	$0.23	$0.16	44%
Discontinued operations	$0.02	$(0.01)	$(0.02)	*	*	$0.01	$(0.03)	*
Earnings per basic share	$0.30	$(0.06)	$(0.38)	*	*	$0.24	$0.13	85%

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$536	$(103)	$(530)	*	*	$434	$231	88%

Diluted EPS Adjustments:
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$536	$(103)	$(530)	*	*	$434	$231	88%

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	28	(16)	(28)	*	*	12	(43)	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$564	$(119)	$(558)	*	*	$446	$188	137%

Average diluted common shares outstanding and common stock equivalents (millions)	1,912	1,877	1,464	2%	31%	1,907	1,477	29%

Earnings per diluted share:
Income from continuing operations	$0.28	$(0.05)	$(0.36)	*	*	$0.23	$0.16	44%
Discontinued operations	$0.01	$(0.01)	$(0.02)	*	*	$-	$(0.03)	*
Earnings per diluted share	$0.29	$(0.06)	$(0.38)	*	*	$0.23	$0.13	77%

Notes:	-
The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share.  For further discussion of the Firm's earnings per share calculations, see page 14 of the financial supplement and Note 2 to the consolidated financial statements in the Firm's Annual Report on Form 10-K for the year ended December 31, 2011.